Exhibit 99.1
 5/08/2017  Gulf South Bank Conference

 Important Cautionary Statement About Forward-Looking Statements  This presentation contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements that we may make include statements regarding balance sheet and revenue growth, the provision for loans losses, loan growth expectations, management’s predictions about charge-offs for loans, including energy-related credits, the impact of changes in oil and gas prices on our energy portfolio, and the downstream impact on businesses that support the energy sector, especially in the Gulf Coast region, the impact of the First NBC and FDIC transactions on our performance and financial condition, including our ability to successfully integrate the business, deposit trends, credit quality trends, net interest margin trends, future expense levels, success of revenue-generating initiatives, projected tax rates, future profitability, improvements in expense to revenue (efficiency) ratio, purchase accounting impacts such as accretion levels, and the financial impact of regulatory requirements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic reports that we file with the SEC.

First Quarter 2017 Highlights

(compared to fourth quarter 2016)

- Net income of $49.0 million, down $2.8 million, or 5%; core pre-provision net revenue (PPNR) of $93.3 million, up $6.1 million or 7%
- Includes a partial quarter impact from the acquisition on March 10, 2017 of selected assets and liabilities of First NBC Bank (FNBC) of $2.9 million, or $.03 per share, excluding acquisition costs of $6.5 million
- Acquired 9 branches from FNBC; operational conversion expected in mid-May 2017 with the simultaneous closure of 10 overlapping branches
- Total loans up $1.5 billion; includes $1.2 billion from the FNBC transaction (net of the fair value discount or "loan mark")
- Energy loans comprise 7.1% of total loans, down from 8.4%
- Allowance for the energy portfolio totals $83.7 million, or 6.5% of energy loans
- Total deposits up $498 million; includes $398 million from the FNBC transaction
- Purchased $604 million of FHLB advances from FNBC
- Net interest margin (NIM) of 3.37% up 11 basis points (bps); core NIM up 10 bps to 3.29%
- Tangible common equity (TCE) ratio down 70 bps to 7.94%; reflects partial use of capital raised in December 2016

($s in millions; except per share data)	1Q17	4Q16	1Q16
Net Income	$49.0	$51.8	$3.8
Earnings Per Share – diluted	$.57	$.64	$.05
Weighted Average Shares Outstanding (diluted)	84.6	79.1	77.7
Provision for loan losses	$16.0	$14.5	$60.0
Return on Assets (%)	0.80	0.88	0.07
Return on Tangible Common Equity (%)	9.92	11.42	0.91
Total Loans (period-end)	$18,205	$16,752	$15,978
Total Deposits (period-end)	$19,922	$19,424	$18,656
Net Interest Margin (%)	3.37	3.26	3.23
Net Interest Margin (%) (core)*	3.29	3.19	3.12
Net Charge-offs (%) (non-PCI)	0.70	0.50	0.54
Tangible Common Equity (%)	7.94	8.64	7.69
Efficiency Ratio** (%)	61.2	62.8	64.5
Net Purchase Accounting Income (pre-tax)	-$1.2	-$2.2	-$1.1
Nonoperating expense, net (pre-tax)	$2.1	--	$5.0
Pre-provision net revenue (core)*	$93.3	$87.2	$76.4

*See slides 15-17 for non-GAAP reconciliations

** Efficiency Ratio is noninterest expense to total net interest (TE) and noninterest income, excluding amortization of purchased intangibles and nonoperating items.

Hancock Holding Company

 Core pre-provision net revenue (PPNR) continues to grow  1Q17 vs. 1Q16 growth in core PPNR +22%  $s in millions  See slide 15 for non-GAAP reconciliation  1Q17 vs. 4Q16 growth in core PPNR +7%

 TCE ratio at year-end 2016 was 8.64% post capital raise (12-16-16)TCE ratio declined to 7.94% at March 31, 2017 after the FNBC transaction closed on March 10, 2017TCE ratio 7.34% at April 30, 2017 after the FDIC transaction closed on April 28, 2017Will continue to manage capital in the best interests of the Company and our shareholders Expect to return to TCE target level of 8%+ through retained earnings by first quarter 2018  Managing Our Capital

 FNBC I (Transaction with FNBC)  Signed an agreement on December 30, 2016 to purchase certain assets and liabilities, including 9 branches, from FNBC; the transaction closed on March 10, 2017Purchased select loans, 9 FNBC branches, including associated transaction and savings deposits and PP&E, and FHLB borrowings:Approximately $1.2 billion diversified and performing loan portfolio with a 5.28% average yield9 branches in the Greater New Orleans region, including 7 in the New Orleans MSAConsolidating 10 overlapping branchesApproximately $400 million in deposits at average cost of 0.95%Approximately $600 million in FHLB borrowings at average cost of 1.11%Paid a premium of just under $42 million to FNBCTransferred approximately $320 million in cash Premium is related to the earnings stream acquired

 FNBC I -- Compelling Financial Impact   Conservative level of initial loan and deposit run-off, no accretion, provision expense, additional operating expenses were included in modeling projectionsCurrent run-rate reflects better than expected level of earnings Includes impact of accretionNo provision for loan lossesOperational conversion scheduled for mid-May 2017Simultaneously consolidating 10 overlapping branches Expect operating income in 2Q17 from FNBC transaction to approximate $9-$11 million, or $.10-$.12 per share  * Net of $53 million loan mark** Includes $1.3 million of loan accretion

FNBC II (FDIC transaction)

- On April 28, 2017 the Louisiana Office of Financial Institutions (OFI) closed First NBC Bank and appointed the FDIC as receiver
- Whitney Bank signed an agreement with the FDIC to acquire/assume certain assets and liabilities of First NBC Bank
  - Approximately $1.6 billion in deposits at average cost of 0.92%
  - Approximately $160 million performing loan portfolio (mainly single-family residential mortgages) with a 4.50% average yield
  - Approximately $200 million in securities at average yield of 2.20%
  - Approximately $550 million cash and other assets
- Whitney Bank also has the option to purchase (or assume the leases for) 29 branch locations (24 in Louisiana and 5 in Florida)
- Neither Hancock Holding Company nor Whitney Bank acquired any assets, common stock, preferred stock or debt, or assumed any other obligations, of First NBC Bank Holding Company
- Paid a premium of $35 million to the FDIC
  - Received approximately $655 million in cash for the net liabilities assumed
- CDs not assumed by Whitney are being paid out in full with interest by the FDIC

Hancock Holding Company

Net liquidity from this transaction will be used to pay down debt (FHLB), acquire additional securities and hold for organic growthWill maintain current rates on deposits acquired for the near-termCost savings mainly the result of back office and branch consolidation Acquisition costs include retention and separation pay, marketing, notification and promotion expense, legal, etc.Expect to leverage market share growth for additional accretion levels  Additional Financial Information Regarding the FNBC II Transaction

 Acquired approximately $2.6 billion in assets and liabilities in two unrelated transactions for $77 million transaction premium In-market, low-risk transactionsConsolidated 10 overlapping branches in FNBC IExpect significant consolidation of the acquired back office and branches in FNBC IIFunding loans from FNBC I with deposits from FNBC IIExpect 2018 annual E.P.S. to approximate $.56 per share (for FNBC I & II combined)  Parts I & II = One Financially Compelling Investment

 Mid-Term Outlook – 2017 (includes FNBC I & II)  Addition of FNBC II transaction does not significantly impact 2H17 earningsExpect to be accretive in 2H17Loan growth 15-17% (EOP)Includes $1.2B of loans acquired from FNBC I in 1Q17 (net of loan mark)Only minimal amount of loans acquired in FNBC IIFund loan growth primarily with deposits; funded loan growth from FNBC I with deposits assumed in FNBC IIRevenue growth 11-13% (includes only the March 2017 interest rate hike for 2017)Expense growth 4-5% (net of acquisition costs for FNBC I & II)Core PPNR growth 20-22%PLLL $50-$65mm  See slides 15-17 for non-GAAP reconciliations

 Long-Term Outlook   Working to achieve goals no later than 4Q18, if not soonerFNBC I & II help increase the potential for early achievement of long-term goals  2017/18 Corporate Strategic Objectives (CSOs)   Efficiency Ratio is noninterest expense to total net interest (TE) and noninterest income, excluding amortization of purchased intangibles and nonoperating items.

 Appendix/Non-GAAP Reconciliations

 Near-Term Outlook (excludes FNBC II)  See slides 15-17 for non-GAAP reconciliations

 Appendix: Core PPNR Reconciliation

 Appendix: Core Revenue Reconciliation

 Appendix: Purchase Accounting Adjustments Core NII & NIM Reconciliation

 Appendix: Glossary of Terms  Loan Mark – Fair value discount on loans acquired in a business combinationLPO – Loan production officeLQA – Linked-quarter annualizedM&A – Mergers and acquisitionsNII – Net interest income NIM – Net interest marginNPA – Nonperforming assetsO&G – Oil and gasOperating – Net income excluding nonoperating itemsORE – Other real estatePAA – Purchase accounting adjustments from business combinations; including loan accretion, offset by any amortization of a bond portfolio premium, amortization of an indemnification asset and amortization of intangiblesPCI – Purchased credit impairedPPNR – Pre-provision net revenueRBL – Reserve-based lendingROA – Return on average assetsRR – Risk ratingSNC – Shared National CreditTCE – Tangible common equity ratio (common shareholders’ equity less intangible assets divided by total assets less intangible assets)TDR – Troubled Debt Restructuring TE – Taxable equivalent (calculated using a federal income tax rate of 35%)Y-o-Y – Year over year  1Q17 – First Quarter of 20172Q17 – Second Quarter of 20174Q16 – Fourth Quarter of 20164Q18 – Fourth Quarter of 2018AFS – Available for saleALLL – Allowance for loan and lease lossesAnnualized – Calculated to reflect a rate based on a full yearCore – Excluding purchase accounting items and nonoperating itemsCore Loan Yield – Interest income (TE) on loans excluding purchase accounting loan income, annualized, divided by average loansCore NIM – Reported net interest income (TE) excluding total net purchase accounting adjustments, annualized, as a percent of average earning assetsCore Revenue – Net interest income (TE) plus noninterest income excluding purchase accounting adjustments for both categoriesCurrent Energy Cycle – Refers to the energy cycle beginning in November of 2014 through the most recent quarter endDDA – Noninterest-bearing demands deposit accountsE&P – Exploration and Production (Oil & Gas)Efficiency ratio – noninterest expense to total net interest (TE) and noninterest income, excluding amortization of purchased intangibles and nonoperating items.EOP – End of periodEPS – Earnings per shareHTM – Held to maturityIRR – Interest rate riskLinked-quarter – current quarter compared to previous quarter

 5/08/2017  Gulf South Bank Conference